EXHIBIT 10.16.1
     XXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
AMENDMENT NO. 2
to
Supply and Distribution Agreement Between IMPAX Laboratories, Inc.
and DAVA Pharmaceuticals, Inc. Dated as of November 3, 2005
     This agreement (“Amendment No. 2”) amends that certain Supply and Distribution Agreement (“Agreement”) between DAVA Pharmaceuticals, Inc., a Delaware corporation (hereinafter referred to as “DAVA”), and IMPAX Laboratories, Inc., a Delaware corporation (hereinafter referred to as “IMPAX”), as amended by letter dated November 3, 2005 (“Amendment No. 1”). Capitalized terms not otherwise defined herein shall have the meaning given to them in the Agreement.
     WHEREAS, DAVA and IMPAX entered into the Agreement, pursuant to which IMPAX appointed DAVA as its exclusive distributor of the Products in the Territory and agreed to supply the Products to DAVA in accordance with the terms of the Agreement;
     WHEREAS, the Parties simultaneously entered into Amendment No. 1, pursuant to which DAVA agreed to provide a standby letter of credit to secure payment of the Appointment Fee to IMPAX under the Agreement;
     WHEREAS, the Parties now wish to further amend the Agreement as set forth herein;
     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
     1. Section 1 of the Agreement is amended by adding the following definitions:
“Amendment Effective Date” shall mean November 29, 2006.
“Bottle Delivery Target” means XXXXX bottles (100 Ct) of Product.
“Gross Profit Split Reversal Date” means the date upon which the aggregate number of bottles (100 ct) of Product delivered by IMPAX to DAVA for the period commencing on the Amendment Effective Date equals the Bottle Delivery Target.
     In addition, the definition of “Net Sales” is amended and restated in its entirety as follows:

“Net Sales” means the actual gross amount invoiced by DAVA for sales of Products in the Territory to unaffiliated third parties (as distinct from gross revenue recorded by DAVA in accordance with GAAP) less the sum of actual (or accrued in accordance with GAAP) (i) trade discounts, promotional allowances, cash discounts, customer refunds and credits, returns, customer and government rebates, chargebacks, retroactive price or shelf stock adjustments and other price equalizations, and other similar allowances taken against the gross selling price that effectively reduce the amount paid by the customer from the invoiced amount, and (ii) the Shipping Expense incurred by DAVA with respect to such Products.
     2. Section 2.6 of the Agreement is deleted in its entirety.
     3. The following is added to Section 4.1(d) of the Agreement at the end thereof:
With respect to all Product shipped following the Gross Profit Split Reversal Date, the foregoing Delay Payment obligations shall be inapplicable and IMPAX shall not be subject to payment of Delay Payments pursuant to this Section 4.1(d). At any time following the Gross Profit Split Reversal Date, IMPAX, in its sole discretion, may suspend the shipment of Products under this Agreement (a “Voluntary Suspension”) in exchange for a one-time payment to DAVA of an amount equal to DAVA’s share of Gross Profits with respect to the immediately prior Reporting Period (“Voluntary Suspension Payment”). During such a Voluntary Suspension, DAVA shall have the right to purchase Competing Equivalent Products from an alternative supplier and IMPAX shall have no rights or obligations with respect to any products so purchased. No Voluntary Suspension Payment shall be payable by IMPAX in connection with a Litigation Suspension. Should IMPAX determine to lift a Voluntary Suspension and resume shipment of Products, DAVA shall have the option of (i) continuing to purchase Competing Equivalent Products from an alternative supplier, in which event DAVA’s appointment as distributor of the Products shall no longer be exclusive and IMPAX’ obligations under Section 2.4 shall terminate, or (ii) ceasing to purchase Competing Equivalent Products and purchasing all of its requirements for Products for sale in the Territory from IMPAX in accordance with Section 2.3 and distributing them in accordance with the terms of this Agreement.
     4. A new Section 4.10 is added to the Agreement, reading in its entirety as follows:
DAVA agrees to use its best efforts to reasonably anticipate demand so as not to forecast its requirements in any month for the Products in excess of amounts that can reasonably be sold within a forty-five (45) day period following delivery and which will provide DAVA with an inventory stock level of approximately three months of its supply needs. IMPAX’s obligation to manufacture Products hereunder will be subject to reasonable capacity and API quota limitations.
     5. Section 5.2(a) of the Agreement is amended and restated in its entirety to read as follows:

Acquisition Price. DAVA shall remit payment for shipments of Products sent by IMPAX to DAVA by wire transfer or check in U.S. dollars within seventy-five (75) days following the date of IMPAX’ invoice (the “Acquisition Price Payment Date”). In the event that DAVA fails to remit such payment to IMPAX within five (5) Business Days following the Acquisition Price Payment Date, then DAVA shall make the payment by wire transfer within two (2) Business Days following DAVA’s receipt of a written request for such amount from IMPAX. Failure to remit such payment on the Acquisition Price Payment Date shall constitute a material breach by DAVA, following which IMPAX may terminate this Agreement unless DAVA cures such breach within twenty-five (25) days following written notice of such breach. The invoice, which shall not be dated or transmitted prior to the date IMPAX provides DAVA with an Availability Notice, shall reflect the Acquisition Price on date of shipment by IMPAX for each Product.
     6. Section 5.2(b) of the Agreement is amended and restated in its entirety to read as follows:
The Acquisition Price for each Product commencing on the Amendment Effective Date shall be one-hundred percent (100%) of the fully-burdened cost of manufacturing the Product on the Amendment Effective Date, as set forth on Exhibit A attached hereto. By January 1 of each year, IMPAX will provide DAVA with (i) the new Acquisition Price for the following twelve-month period, and (ii) documentation of the increase, if any, of IMPAX’ cost of the active ingredient of the Product over the past twelve-month period. The new Acquisition Price for any year shall be the then-current fully burdened cost of manufacturing the Product. The foregoing notwithstanding, the percentage increase in the Acquisition Price in any one year for all components of the Acquisition Price, other than the cost of the active ingredient of the Product, shall not exceed the annual percentage increase for the period ending on the immediately preceding December 31st in the Consumer Price Index, National for All Urban Consumers, All Items, as reported by the United States Bureau of Labor Statistics or any government successor thereof.
     7. Section 5.3(b) of the Agreement is amended and restated in its entirety to read as follows:
Gross Profit Split. IMPAX’ share of the Gross Profit (IMPAX’ “Gross Profit Split”) shall be calculated as follows:
(i)	for sales of Products delivered by IMPAX to DAVA from the Effective Date through the Gross Profit Split Reversal Date, DAVA shall pay IMPAX an amount equal to XXXXX percent (XXXXX%) of the Gross Profit;

(ii)	for sales of Products delivered by IMPAX to DAVA following the Gross Profit Split Reversal Date, DAVA shall pay IMPAX an amount equal to XXXXX percent (XXXXX%) of the Gross Profit;

(iii)	in the event IMPAX determines, in its sole discretion and in accordance with Section 8.2(e), following the later to occur of the Gross Profit Split Reversal Date and March 31, 2007, that it is in IMPAX’ interest to voluntarily suspend Product shipment in light of the risks related to pending litigation, the Parties will negotiate in good faith terms of a further amendment to this Agreement that, in lieu of such voluntary suspension, will provide IMPAX with a greater share of the Gross Profits from sales of the Products, including by terminating DAVA’s right to distribute the Products in exchange for royalty payments.
DAVA shall remit IMPAX’ Gross Profit Split by check or wire transfer (i) no later than thirty (30) days after the end of each Reporting Period with respect to Products shipped during the first two months of such Reporting Period, and (ii) no later than sixty five (65) days after the end of each Reporting Period with respect to Products shipped during the last month of such Reporting Period (each, a “Gross Profit Split Payment Date”). In the event that DAVA fails to remit the Gross Profit Split to IMPAX within five (5) Business Days following the Gross Profit Split Payment Date, then DAVA shall make such payment by wire transfer within two (2) Business Days following DAVA’s receipt of a written request for such amount from IMPAX. Failure to remit such payment on the Gross Profit Split Payment Date shall constitute a material breach by DAVA, following which IMPAX may terminate this Agreement unless DAVA cures such breach within twenty-five (25) days following written notice of such breach. In the event that Gross Profit is a negative amount for any Reporting Period, no payment or refund shall be due from DAVA to IMPAX or from IMPAX to DAVA, in respect thereof, provided, however, that the Gross Profit with respect to the subsequent Reporting Period shall be reduced by such negative amount for purposes of determining the Gross Profit Split for such subsequent Reporting Period.
     8. Section 5.3(c) of the Agreement is deleted in its entirety.
     9. Section 5.3(d) of the Agreement is deleted in its entirety.
     10. Section 5.3(e)(i) of the Agreement is amended and restated in its entirety to read as follows:
DAVA shall keep complete and accurate books and records setting forth Gross Profit, gross sales, Net Sales (including all deductions to determine Net Sales), Marketing Allowance, Label Conversion Fee, Shipping Expense, aggregate Acquisition Price, and any and all amounts due to IMPAX hereunder, which books and records shall be maintained in accordance with GAAP on an individual Product basis. DAVA shall permit IMPAX, at IMPAX’ expense, to engage an Accountant, reasonably acceptable to DAVA, to examine DAVA’s books and records at any reasonable time, but not more than quarterly and not later than three (3) years following the rendering of the reports, accountings and payments that are the subject of the examination. With respect to DAVA’s calculation of Net Sales, IMPAX’ audit right shall include a right to (i) verify actual credits granted to customers, other actual reductions from gross sales, and sales pursuant to specific contracts, (ii) reconcile reported transactions to originating source documentation, and (iii) discuss such information with relevant DAVA management. IMPAX shall use reasonable efforts to cause the Accountant to execute a written agreement, reasonably satisfactory to DAVA, obligating such Accountant to maintain in confidence all information disclosed to such Accountant during the examination and all information generated by such Accountant pursuant to the examination. In the event such examination determines that DAVA has underpaid IMPAX for the period under review by more than five percent (5%), DAVA shall also reimburse IMPAX for the cost of such examination and pay to IMPAX interest on such underpayment at the rate of 12% per annum. The determination by the Accountant will be binding on the Parties.
     11. Upon execution of this Amendment No. 2, DAVA shall, prior to March 31, 2007, provide IMPAX with a written report setting forth a recalculation, based upon the definition of Net Sales set forth in this Amendment No. 2, of Net Sales for Products sold by DAVA in the Territory during the period from April 1, 2006 through the Amendment Effective Date. Concurrently with DAVA’s first Gross Profit Split payment to IMPAX following the Gross Profit Split Reversal Date, DAVA shall remit to IMPAX, by check or wire transfer in immediately available funds, the amount (if any) by which IMPAX’ Gross Profit Split for such period as recalculated using the definition of Net Sales set forth in this Amendment No. 2 exceeds IMPAX’ Gross Profit Split as determined in accordance with the original definition of Net Sales under the Agreement. The foregoing notwithstanding, in the event the amount payable to IMPAX under this Paragraph 9 exceeds the amount of DAVA’s share of Gross Profits for Products delivered in excess of the Bottle Delivery Target for the Reporting Period during which IMPAX achieves the Bottle Delivery Target, then the excess of the amount due under this Paragraph 9 over DAVA’s share of Gross Profits in respect of bottles of Product delivered in excess of the Bottle Delivery Target for such period shall be payable concurrently with the Gross Profit Split payable to IMPAX for the immediately subsequent Reporting Period. IMPAX shall have the right to audit such recalculation and, thereafter, to conduct audits in accordance with Section 5.3(e).
     12. The sixty (60)-day cure period for a material breach provided by Section 8.2(a) of the Agreement is subject to any other cure period specified elsewhere in the Agreement.
     13. A new Section 8.5 is added to the Agreement, reading as follows:
8.5 Litigation Suspension.
(a)	IMPAX, in its sole discretion, may enter into a settlement of any litigation regarding the Product with Purdue Pharma, LP or any of its Affiliates (collectively, “Purdue”), which settlement (“Settlement”) may include

IMPAX’ suspension or cessation of sales of Products, or IMPAX may voluntarily suspend Product shipment in light of the risks relating to pending litigation with respect to the Products. IMPAX will notify DAVA of the terms of any proposed Settlement. IMPAX shall use commercially reasonable efforts to include in any Settlement terms that will permit the sale of DAVA’s then existing Product inventory and shall not enter into any Settlement with Purdue that does not include a release by Purdue, in a form and on terms reasonably acceptable to DAVA, of any and all patent infringement claims by Purdue against DAVA with respect to the Products. Further, IMPAX shall use its commercially reasonable efforts to obtain a release of all non-patent infringement claims by Purdue against DAVA related to the Products.

(b)	In the event of a Settlement or voluntary suspension in light of the risks relating to pending litigation with respect to the Products, IMPAX shall be entitled, subject to its rights and obligations under Section 5.3(b)(iii), to suspend its obligations with respect to the supply Products under the Agreement and cause DAVA to cease selling the Products in a manner consistent with the terms of the Settlement or with the voluntary suspension, as the case may be (in either case, a “Litigation Suspension”). IMPAX shall revoke the Litigation Suspension on the first date that the manufacture or sale, whichever is earlier, of the Product is allowable under the Settlement or, in light of the risks relating to pending litigation relating to the Products, is voluntarily resumed. Notwithstanding anything to the contrary herein, in the event of a Litigation Suspension, all outstanding Firm Orders shall be void, and DAVA and IMPAX shall share the cost of any remaining Product inventory and returned Product in proportion to each of their respective shares of Gross Profits effective at the time of such Litigation Suspension.
     14. Section 31.1 is amended and restated in its entirety to read as follows:
Delay Payment/Revised Terms. If the Parties are unable to agree upon the amount of the Delay Payment as provided in Section 4.1(d), or Revised Terms, as provided in Section 8.4(b), within five (5) days after the time period set forth in Sections 4.1(d) and 8.4(d), as applicable, the Parties shall promptly submit their dispute for expedited determination to a panel comprised of three (3) arbitrators having expertise in the pharmaceutical industry. Each Party shall select one arbitrator and the arbitrators shall then select a third arbitrator. The Parties shall use commercially reasonable efforts to expedite resolution of the arbitration. The arbitration shall be conducted in New York, New York within thirty (30) days after submission of the dispute to arbitration. Each Party shall submit to the arbitrators its proposed Delay Payment or Revised Terms, as the case may be, and the Parties shall exchange their proposals, provided that the proposals, once exchanged, may only be changed thereafter in a manner that moves a Party’s proposal closer to the other Party’s proposal. At the time of the exchange, each Party shall provide the other Party with any data and information not previously provided to the other Party relevant to the issue of resolving the dispute. There shall be no additional changes in each Party’s proposal after the tenth (10th) day following the date set by the arbitrators for completion of any information exchange. The arbitrators shall make their own joint evaluation of any Delay Payment or Revised Terms, as the case may be, and shall determine the Delay Payment or Revised Terms, as the case may be, as between the two proposals the one that is closest to the amount they determine. The authority of the arbitrators shall be limited solely to a choice between the two proposed Delay Payment or Revised Terms, as the case may be, that are submitted to them. The decision of the arbitrators shall be final and not appealable, except in the case of fraud or bad faith. The arbitrators shall determine the proportion in which the Parties shall pay the costs and arbitrator fees of the arbitration and each Party shall pay its own costs and expenses in connection with such arbitration.
     15. An amended and restated Exhibit G to the Agreement is attached hereto. The Parties acknowledge that (i) the Appointment Fee represents consideration for DAVA’s appointment as exclusive distributor of the Products for the period from the Effective Date through the Amendment Effective Date only, and that, in light of the change in the allocation of profits subsequent to the Gross Profit Split Reversal Date contemplated by the Amendment, no Appointment Fee is payable with respect to the period subsequent to the Amendment Effective Date and (ii) IMPAX’ share of profits subsequent to the Gross Profit Split Reversal Date, which was negotiated at arms’ length, constitutes fair and adequate consideration for the license granted hereunder for the period subsequent to the Gross Profit Split Reversal Date.
     16. Amendment No. 1 is deleted in its entirety.
     17. Each of DAVA and IMPAX waives and holds the other harmless for any and all claims, lawsuits or other actions resulting from or arising out of events or activities relating to the Agreement or the Products (other than obligations under Section 7.5 and Article IX of the Agreement) that occurred prior to the Amendment Effective Date, provided that in the event IMPAX fails to meet the Bottle Delivery Target, such waivers shall extend only to the percentage of the total amount of any such claim equal to the proportion of the Bottle Delivery Target delivered by IMPAX at the time of the claim.
     18. DAVA and IMPAX will mutually agree upon a public statement to be released in connection with the execution of this Amendment No. 2. For clarity, this Section 20 shall not limit IMPAX’ ability to make any and all statements and filings that may be required by applicable law.
     19. Except as amended herein, all other terms and conditions of the Agreement remain in full force and effect.
     20. The validity and interpretation of this Amendment and the legal relations of the Parties to it shall be governed by the internal laws, and not the law of conflicts, of the State of Delaware. The parties acknowledge and agree not to contest that the courts of the State of Delaware have personal jurisdiction over them with respect to any action that may be taken hereunder, and venue shall lie in such courts as to any such action.

     21. This Amendment may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.
     22. This Amendment is to take effect when both parties to it have signed the Agreement and shall not be applied retroactively.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Supply and Distribution Agreement on this 6th day of February, 2007.

DAVA PHARMACEUTICALS, INC.			IMPAX LABORATORIES, INC.

By:	/s/ Aram Moezinia		By:	/s/ David S. Doll

	Printed Name:	Aram Moezinia		Printed Name:	David S. Doll
	Title:	Executive Vice President		Title:	Executive Vice President, Commercial Operations

EXHIBIT G
APPOINTMENT FEE
     DAVA shall pay ten million dollars ($10,000,000) (“Appointment Fee”) to IMPAX as follows:
(i)	One million dollars ($1,000,000) on the Effective Date; and

(ii)	Nine million dollars ($9,000,000) upon delivery of Product ordered by the Initial Firm Order, to be paid pro-rata based upon delivery in accordance with the Initial Delivery Schedule, in each case, within fifteen (15) Business Days of such delivery.

10